SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 6, 2005

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 6, 2005, the Company’s Board of Directors determined that Donald Wright, the Chief Accounting Officer of the Company, would be asked to resign and that Douglas Coltharp, the Company’s Chief Financial Officer, would no longer have responsibility for accounting or financial reporting matters. Mr. Coltharp will continue to have responsibility for treasury, strategic planning, external development and real estate. See the disclosure contained under Item 8.01 for additional information.

Item 8.01 Other Events

On May 9, 2005, the Company announced that the investigation by the Audit Committee of its Board of Directors, initially disclosed on March 3, 2005, has been completed, other than a few interviews that are not expected to change any findings. The investigation was initiated at management’s request and related to alleged improper collections of vendor markdown allowances in one of Saks Fifth Avenue’s (“SFAE”) six merchandising divisions, the adequacy of an initial internal investigation in 2002 into this matter, and accounting and disclosure issues identified during the course of the Audit Committee’s investigation.

The Audit Committee’s investigation concluded that during the Company’s 1999-2003 fiscal years, the total markdown allowances improperly collected from vendors was approximately $20 million. Amounts of markdown allowances improperly collected during this period were previously disclosed in the Company’s press release dated March 3, 2005. No improper collections during the 2004 fiscal year were identified. Now that the Audit Committee’s investigation is completed, management is undertaking its work to confirm the amount of total vendor markdown allowances determined to have been improperly collected and to determine if any markdown allowances were improperly collected before fiscal 1999. As previously disclosed, the Company intends to reimburse or otherwise compensate the affected vendors for any improper allowances.

As a result of the findings in the investigation and the recommendations of the Audit Committee, the Board has taken the following actions —

•	Individuals at SFAE who were directly involved in the over-collection of vendor allowances are being asked to resign or are being terminated.

•	Donald Watros, the Chief Administrative Officer of SFAE, has been asked to resign with forfeiture of vested options and other financial penalties.

•	Individuals at SFAE who were determined to have failed to adequately supervise those directly involved in such over-collections, or otherwise performed inadequately in respect of this issue, are receiving disciplinary actions ranging from termination to reprimand.

•	Brian Martin, who was General Counsel of the Company at the time of the 2002 investigation and is now a Senior Vice President of the Company with responsibility for certain SFAE real estate matters, has been asked to resign.

•	Donald Wright, who is now and since before 2002 has been the Chief Accounting Officer of the Company, has been asked to resign.

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•	The Audit Committee also reviewed the conduct of other senior corporate level officers, none of whom was found to have culpability with respect to the over-collection of vendor allowances, the failed 2002 internal investigation or the accounting and disclosure issues identified during the pendency of the current investigation. However, the Board was critical of the quality of communication to the Audit Committee and the quality of follow-up by several members of senior management with respect to the vendor markdown allowances and has determined that bonuses for certain of such persons, including the Company’s Chief Executive Officer and Chief Financial Officer, should be reduced or eliminated.

•	The Company will name a new Chief Accounting Officer. The position has been upgraded to report directly to the Chief Executive Officer and the Audit Committee. Douglas Coltharp, the Chief Financial Officer, will no longer have responsibility for accounting or financial reporting matters; he will continue to have responsibility for treasury, strategic planning, external development and real estate.

•	Management has been asked to develop an action plan for enhanced ethics training, improved awareness of the Company’s compliance and ethics “hotline,” and similar matters.

As previously disclosed, the Company has voluntarily informed the Securities and Exchange Commission (“SEC”) of the Audit Committee’s internal investigation, and the SEC has notified the Company that it has issued a formal order of private investigation. The Company intends to continue to cooperate fully with the SEC.

In addition, on May 2, 2005, the Company was informed of an inquiry from the office of the United States Attorney for the Southern District of New York regarding these matters. The Company intends to cooperate fully with the United States Attorney.

On May 3, 2005, the Company was notified by the New York Stock Exchange that the Company’s common stock would begin trading with an “LF” indicator attached to its symbol as of May 5, 2005. The “LF” indicator is used to designate issuers that have failed to file periodic reports in a timely manner with the SEC. As previously disclosed, the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”). The 2004 Form 10-K was due on April 14, 2005. The potential consequences of the delayed filing were disclosed in the Company’s Current Report on Form 8-K filed April 15, 2005.

The Company expects that its work in connection with the previously disclosed restatement of its financial statements for fiscal 1999 through the third quarter of fiscal 2004 will be completed, and the 2004 Form 10-K will be filed, on or before September 1, 2005. The Company also expects that its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005 will be filed at approximately the same time.

Three shareholder derivative actions have been filed in state court (one in Birmingham, Alabama and two in Nashville, Tennessee) for the putative benefit of the Company against the members of the Company’s Board of Directors and certain executive officers generally alleging breach of their fiduciary duties in failing to correct or prevent problems with the Company’s accounting and internal control practices and procedures, among other allegations. The actions generally seek unspecified damages and disgorgement by the executive officers named in the complaints of cash and equity compensation received by them.

Forward-looking Information

The information contained in this report that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The

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forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigation; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s investigation; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

A copy of a press release disclosing these matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99.1	Copy of press release issued by the Company on May 9, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: May 11, 2005	/s/ CHARLES J. HANSEN
Charles J. Hansen Executive Vice President and General Counsel

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